IASG Announces Acquisition of ProAlert Residential Contract Portfolio

Albany, New York (February 18, 2005) - Integrated Alarm Services Group, Inc. (Nasdaq: IASG) today announced the acquisition of the equivalent of 7,100 residential alarm contracts from ProAlert, LLC of Tempe, Arizona. The acquired contracts generate $212,000 of recurring monthly revenue (RMR). The gross purchase price of the alarm portfolio was $5.75 million cash and represents a purchase multiple of 27 times RMR.

In announcing the portfolio acquisition, Timothy M. McGinn, Chairman and CEO of IASG said, “We are pleased to add these accounts to our portfolio. The accounts are consistent with our objective of focusing on markets with strong economic activities, above average real estate values and a recognized appreciation of personal and property security. The acquisition price further evidences our disciplined approach to acquiring accounts.”

Approximately 70 percent of the acquired ProAlert portfolio is located in Arizona with remainder in Idaho, New Mexico, Texas and Utah. The portfolio is 88 percent residential and 12 percent commercial in nature. The accounts will be monitored in IASG’s recently acquired NACC central station in Irvine, California. It is expected that account monitoring, which is currently performed by an unrelated party will be transferred to NACC by the end of the second quarter.

About IASG

Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in serving the residential and commercial security alarm market. IASG's services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with 5,000 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring and servicing. For more information about IASG please visit our web site at http://www.iasg.us.

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of IASG's future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements because IASG's actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading "Risks Related to our Business" in IASG's Form 10-K report for the period ending December 31, 2003 as filed with the Securities and Exchange Commission on March 30, 2004, and other reports IASG files from time to time with the Securities and Exchange Commission. IASG does not intend to and undertakes no duty to update the information contained in this press release.

CONTACT:
Integrated Alarm Services Group, Inc.
Investor Relations:
Joseph L. Reinhart
518-426-1515